Exhibit 99.2

Fusion-io to Acquire IO Turbine

Combined Software Solution to Significantly Enhance Performance in Virtualized Environments

SALT LAKE CITY – Aug. 4, 2011 – Fusion-io, Inc. (NYSE: FIO), a provider of a next-generation shared data decentralization platform, today announced that it has entered into a definitive agreement to acquire IO Turbine, Inc., a provider of caching solutions for virtual environments. Under terms of the agreement, Fusion-io will pay up to approximately $95 million, subject to purchase price adjustments, for all outstanding securities of IO Turbine. The consideration is payable in cash and stock, provided that the cash portion may not exceed $35 million. The transaction is expected to close by the end of August 2011, subject to final closing conditions.

The acquisition is a key part of Fusion’s strategy to enable enterprise customers to increase the utilization, performance and efficiency of their datacenter resources and extract greater value from their information assets. Having partnered closely for a number of months, Fusion-io and IO Turbine have a shared philosophy for solving datacenter inefficiencies. The integration of IO Turbine’s software into Fusion’s platform will enable traditional storage infrastructures to keep up with the increasing demands of virtualized servers and expands Fusion’s market opportunities to both new and existing customers.

“IO Turbine’s software is uniquely architected to take advantage of flash memory in the server to solve the I/O bottlenecks, the inhibitor to the adoption of enterprise virtualization,” said David Flynn, Chairman and Chief Executive Officer of Fusion-io. “We believe integrating ioMemory and IO Turbine adds a critical and previously missing performance component to virtualized IT environments that will accelerate the adoption of Fusion-io technology. This acquisition also underscores our focus on providing customers with an enterprise solution that features software and hardware components designed to accelerate their business’ full suite of applications.”

San Jose, California-based IO Turbine was founded to address data supply constraints in virtual environments. While adoption and affordability of flash technologies has provided performance advances in virtualization, effective utilization of flash storage in a shared, virtualized environment has remained complex.

The IO Turbine software takes advantage of flash local to the server, delivering improved performance for virtualized workloads by holding data close to where it is used. This approach avoids the need for expensive performance-oriented networked storage systems and memory appliances that struggle to deliver performance from the far end of a network, instead allowing enterprises to use cost optimized shared storage systems. The marriage of ioMemory and IO Turbine software improves ROI by increasing the number of virtual machines per physical server. Moreover, this makes it feasible to virtualize data intensive applications that were previously difficult to migrate to virtualized environments while maintaining performance. Enterprises will be able to virtualize their entire suite of applications and finally realize the benefit of running a single unified virtualized environment.

“In addition to delivering performance that finally unleashes the potential of virtualization, we believe the combined Fusion-io and IO Turbine solution will also boost efficiency by reducing the costs associated with running expensive backend shared storage, as well as extend the lifespan of enterprises’ current storage area networks.” noted Rich

Boberg, CEO of IO Turbine. “By integrating the IO Turbine virtualization software with Fusion’s ioMemory platform, we believe enterprises will finally be able to accelerate even the most I/O intensive applications in virtualized environments.”

At closing, Fusion-io will add approximately 20 IO Turbine employees to its engineering team, with an additional approximately five employees across other areas.

To learn more about Fusion-io, go to www.fusionio.com. Follow Fusion-io on Twitter at www.twitter.com/fusionio or www.twitter.com/fusionioUK and on Facebook at www.facebook.com/fusionio.

About Fusion-io

Fusion-io has pioneered a next generation storage memory platform for shared data decentralization that significantly improves the processing capabilities within a datacenter by relocating process-critical, or “active”, data from centralized storage to the server where it is being processed, a methodology referred to as data decentralization. Fusion’s integrated hardware and software solutions leverage non-volatile memory to significantly increase datacenter efficiency and offers enterprise grade performance, reliability, availability and manageability. Fusion’s data decentralization platform can transform legacy architectures into next generation datacenters and allows enterprises to consolidate or significantly reduce complex and expensive high performance storage, high performance networking and memory-rich servers. Fusion’s platform enables enterprises to increase the utilization, performance and efficiency of their datacenter resources and extract greater value from their information assets.

Note on Forward-looking Statements

Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but are not limited to, statements concerning our business strategy and our anticipated acquisition of IO Turbine, including the terms, timing and expected benefits of the transaction. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially from those contained, anticipated, or implied in any forward-looking statement, including, but not limited to, risks associated with the failure of conditions precedent to the closing of the transaction, the potential that Fusion-io or its customers may not realize the benefits that Fusion-io currently expects from the IO Turbine acquisition, risks inherent in the integration and combination of complex products or technologies, risks associated with our acquisition strategy and disruptions in our business and operations as a result of acquisitions, and such other risks set forth in the registration statements and reports that Fusion-io files with the U.S. Securities and Exchange Commission, which are available on the Investor Relations section of our website at www.fusionio.com. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or will occur. Fusion-io undertakes no obligation to update publicly any forward-looking statement for any reason after the date of this press release.

Contacts

Nancy Fazioli	Robert Brumfield
Fusion-io Investor Relations	Fusion-io Media Relations
408-416-5779	917.224.7769
IR@fusionio.com	bbrumfield@fusionio.com

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